Exhibit 99.1

Mangosoft Appoints New Executive and Director
Relocates Executive Offices

Somers, New York  January 27, 2010

Mangosoft, Inc.. (OTC BB: MGOF.OB)  Mangosoft Inc. announced the appointment of Dennis M. Goett as Chief Operating Officer and Chief Financial Officer of the Company as well as his election to the Board of Directors.

The Company also announced the transition of its offices to New York. The Company’s new mailing address is 108 Village Square, Suite 315, Somers, New York 10589. The telephone number for the new executive offices is 914-669-5333.

Commenting on the executive appointment Selig A. Zises, Chief Executive Officer and Chairman of the Board reported: “Mangosoft felt a great loss with the passing of our CEO, Dale Vincent this past year. We all miss Dale and his steady leadership of the Company. He was a true professional who had the best interests of the shareholders at heart.” Mr. Zises continued, “Dennis Goett is an accomplished executive with both management and board experience garnered over a successful career where he served both public and private high growth entities in financial services and technology services. He is well suited to take control of Mangosoft in the face of the rapid change in which the Company finds itself today. His addition to the Board of Directors broadens our team and adds a person with solid governance experience to the mix.  We are optimistic that Mangosoft will evolve into a growing and profitable enterprise over the next few years”.

Mr. Goett has served as Chief Financial Officer and Director of several technology services companies. He recommended and successfully managed the initial public offering of Claremont Technology Group in 1996. He previously served as Treasurer of an NYSE-listed financial services company and Assistant Treasurer for an AMEX-listed commercial finance company where he was responsible for banking and other financing initiatives. Mr. Goett also served as interim CEO, COO or CFO of a number of businesses in business consulting, manufacturing, environmental packaging,   technology and consumer electronics. He also held a position as a commercial loan officer at a large New York based commercial banking institution. He is currently a member of the Advisory Board for Pace University’s Seidenberg School of Computer Sciences and Information Technology.

Mr. Goett commented “This is an exciting and challenging opportunity to work with the Mangosoft team in creating new and profitable avenues for the Company. The historical software business has been restructured in the best interests of the shareholders. In the meantime, we will evaluate additional business prospects and move Mangosoft forward into more profitable sectors”.

Please visit our website at http://www.mangosoft.com for more information.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Mangosoft, Inc. (MGOF.OB) may differ materially from these statements due to a number of factors. Mangosoft, Inc. assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.